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Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

        This Separation Agreement and General Release (this "Agreement") is entered into by and between Mark Komorowski ("Employee") and Wells-Gardner Electronics Corporation (the "Company") as of June 1, 2002 to set forth the terms, conditions and obligations of each party with respect to the termination of the employment relationship between Employee and the Company.

        Whereas, the parties acknowledge that the Company has requested that Employee terminate his employment relationship with the Company and the Employment Agreement dated September 3, 1998 between the Company and Employee (the "Employment Agreement");

        Whereas, the parties mutually agree that their joint interests would be furthered by an amicable separation; and

        Whereas, concurrently herewith and as a condition to signing this Agreement, Employee and the Company are entering into a Sales Representative Agreement (the "Sales Representative Agreement");

        Now therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

        1.    Termination of Employment.    Termination of (i) the employment relationship between Employee and the Company and its affiliates and subsidiaries and (ii) the Employment Agreement shall be effective as of June 1, 2002 (the "Termination Date"). Employee shall resign from his position as an officer and employee of the Company and any of its affiliates and subsidiaries effective as of the Termination Date.

        2.    Consideration.    As consideration for Employee's entering into this Agreement, the Company agrees:

  a)
  Employee shall receive from the Company a lump sum cash payment equal to the sum of (i) and (ii) below, payable on the next regular payday following expiration of the revocation period described in Paragraph 11 below:

  (i)
  accrued but unused pay vacation for 116 hours (such gross amount equal to $6,692); and

  (ii)
  the balance payable to Employee under the Company's 2000 deferred bonus plan (such gross amount equal to $6,900).

  b)
  From the Termination Date until the earlier of the occurrence of a Default Event (as defined below) or May 31, 2003 (the "Severance Period"), the Company shall continue to pay to Employee:

  (i)
  Employee's current salary, payable on the Company's regularly scheduled paydays in the aggregate amount of $120,000; and

  (ii)
  Employee's current auto allowance, payable on the Company's regularly scheduled paydays in the aggregate amount of $13,500.

    A "Default Event" shall occur upon the determination by the Company that Employee has:

    (i)
    committed an act or acts that may jeopardize any gaming license applied for or held by the Company; or

    (ii)
    committed a breach of this Agreement; provided that, if such breach if curable and Employee cures such breach during the thirty (30) days following the issuance of written notice of the breach by the Company to Employee, a Default Event shall not be deemed to have occurred.

c)	Effective as of the Termination Date, title to and ownership of the Sony PCG-C1MVP laptop and HP 1200 printer used by Employee prior to the Termination Date shall transfer to Employee.
d)	(i)
During the Severance Period, the Company shall continue to provide life, medical and dental (but not long term disability) plans (the "Company Plans") as previously selected by Employee, for Employee and such of Employee's dependents for whom the Company provided such benefits on the Termination Date; provided Employee shall be responsible for Employee's share of the cost of coverage and benefits on the same basis as prior to the Termination Date. Such benefits will be continued only to the extent permissible under the terms of such Company Plans.
(ii)
If any of the Company Plans do not permit continued participation by Employee and Employee's family after termination of employment, then, during the Severance Period, the Company will reimburse Employee for the cost of obtaining comparable coverage from a third-party insurer, provided, however, that the amount of such reimbursement will not exceed the amount that would have been paid by the Company for coverage under the Company Plans during the Severance Period had Employee's employment not been terminated.

If during the Severance Period, and subject to (iii) below, Employee is reemployed by another employer (other than self employed), the rights of Employee and Employee's family to receive benefits under any Company Plan, or reimbursement for any third-party coverage, will terminate on the date Employee and Employee's family become eligible to receive comparable benefits from such employer.
(iii)
If, at the termination of the Severance Period, Employee is receiving medical and/or dental benefits from a Company Plan, the Company will continue to provide such medical and/or dental benefits to Employee and/or Employee's family pursuant to COBRA. For such purpose, the termination of the Severance Period will be considered the date of the "qualifying event" as such term is defined by COBRA and the cost of continued coverage during the COBRA period will be determined pursuant to COBRA and paid entirely by Employee.
(iv)
If the Company's Plans do not provide for continued medical and/or dental benefit coverage during the Severance Period, then the Termination Date will be considered the date of the qualifying event for COBRA purposes. In such case, Employee may either elect to continue such coverage pursuant to COBRA or obtain comparable third-party coverage as described in Paragraph 2(b)(ii). If Employee elects COBRA coverage, then during the Severance Period, Employee will be charged the amount that such Employee would have paid for such coverage had such Employee remained employed by the Company, and after the end of such Severance Period and for the remainder of the COBRA period, the cost of such coverage will be determined pursuant to COBRA and paid entirely by Employee.
	(v)	Employee's active participation in all other employee benefits plans and programs maintained by the Company shall be determined in accordance with the terms of such plans and programs.
  e)
  All outstanding stock options granted to Employee as set forth on Attachment A hereto (to the extent not already vested) shall become 100% vested and exercisable on the day after the expiration of the revocation period described in Paragraph 11 below. Such vested stock options will continue to be exercisable until the earlier of such stock options' expiration date or June 1, 2003. Stock options not exercised by June 1, 2003 shall expire and be of no further force or effect. The options shall continue to be governed by the terms and conditions of their respective Stock Option Agreements, as amended by this Paragraph 2(e).

  f)
  Amounts paid to Employee pursuant to this Paragraph 2 shall be subject to applicable withholding taxes as may be required pursuant to federal, state or local law, or by agreement with or consent of Employee.

        3.    Confidentiality.

  a)
  Employee recognizes and acknowledges that certain knowledge and information which he has acquired or developed relating to the Business (as defined below), including pricing and quotation techniques, costs, developments, activities or products of the Business or the business affairs of any person or entity doing business with the Business, including, but not limited to, customer and vendor lists, cost and selling and service prices for specific customers, customers' needs and requirements, and all inventions, ideas, discoveries, creations, developments, improvements, designs and processes so acquired (hereinafter collectively referred to as "Confidential Information") are the valuable property of the Company and its affiliates and subsidiaries and shall be held by Employee in confidence and trust for the sole benefit of the Company and its affiliates and subsidiaries. "Business" shall mean the business of designing, manufacturing, marketing, selling, distributing and servicing gaming machines, parts for gaming machines, video display products and other related products for a variety of markets including, but not limited to, gaming machine manufacturers, casinos, coin-operated video game manufacturers and other display integrators.

  b)
  Employee agrees not to use, disclose, divulge or publish, without the prior written consent of Company, at any time during the term hereof or thereafter, any Confidential Information; provided, however, that Confidential Information shall not include (a) information which is known to the public or is generally known within the industry of businesses comparable to the Business (other than as a result of Employee's violation of this covenant) or (b) information which Employee is required to disclose pursuant to law or order of a court having jurisdiction over Employee (provided that Employee offers the Company an opportunity to obtain an appropriate protective order or administrative relief against disclosure of such Confidential Information).

  c)
  Employee also agrees that except as may be specifically required by law, Employee will not in any manner disclose or communicate any part of this Agreement to any other person except Employee's current spouse, Employee's accountant or financial advisor to the limited extent needed for that person to prepare Employee's tax returns, or Employee's attorney. Before any such authorized disclosure, Employee will inform each such person to whom disclosure is to be made that every term of this Agreement is confidential and obtain such person's agreement to maintain the confidentiality of the entire Agreement.

        4.    Return of Company Property.    By signing this Agreement, Employee affirms that he has returned to the Company all of its property that was or is in his possession, custody or control, including but not limited to all keys, company credit cards, access cards, equipment, computers, hardware, software, programs diskettes, data, notes, papers, books, files, documents, records, policies, client and customer information and lists, marketing information, design information, pricing information, blueprints, specifications, plans, data base information, mailing lists, and any other property or information that Employee had relating to the Company and/or its customers, employees, plans, strategies, inventions, policies, or practices (whether those materials are in paper or computer-stored form). Employee affirms that he has not retained any such property or information in any form, and that he will not give copies of such property information or disclose their contents to any other person.

        5.    Restricted Activities.    Employee agrees that during the term of this Agreement, he will not, directly or indirectly, be in any manner engaged in, connected with (as a shareholder, employee, independent contractor or otherwise) or employed by (or act as an independent contractor or other representative for) any person, firm or corporation which is engaged in a business which, anywhere inside or outside the United States or Canada, (i) is competitive with the Company or a successor or affiliate thereof or (ii) promotes, sells, markets, licenses, distributes or advertises products whether existing or under development, which are similar to or competitive with the Products (as defined in the Sales Representative Agreement) anywhere; provided, however, that this subsection shall not be deemed to limit Employee's right to (i) own less than 10% of the common stock of a publicly held corporation whose shares are traded on a recognized stock exchange or over-the-counter or (ii) pursue independently of the Company an opportunity presented by Employee to the Company but affirmatively rejected by the Company during the one-year period following such rejection.

        6.    Employees.    During the term of this Agreement, Employee shall not, directly or indirectly, (i) solicit for employment and/or hire or offer employment to any individual who is or was an employee of the Company within 90 days of the date of this Agreement and who becomes an employee of the Company or its subsidiaries at any time during the term of this Agreement, or (ii) encourage any Company employee to terminate his or her relationship with the Company or its subsidiaries.

        7.    Customers.    During the term of this Agreement, except in furtherance of the Representative's sales representatives duties under the Sales Representative Agreement, Employee shall not solicit any person who is or was a customer or client of the Company, or its subsidiaries and who becomes a customer or client of the Company or its subsidiaries at any time during the term of this Agreement, for the purpose of (i) engaging in, or assisting any person or entity in engaging in, the Business, or (ii) soliciting or encouraging any customer, client of the Company, or its subsidiaries to terminate or otherwise alter his, hers or its relationship or prospective relationship with the Company or its subsidiaries.

        8.    Release of Claims And Agreement Not To Sue.    a) As consideration for the obligations undertaken by the Company pursuant to this Agreement and the Sales Representative Agreement, Employee, for himself, his successors, administrators, heirs or assigns, hereby fully releases, waives and fully discharges the Released Parties (defined to include the Company, its subsidiaries and affiliates, predecessors, successors, and assigns, and their respective officers, directors, agents and employees, whether past, present or future) from any and all claims, causes of action, suits, demands, damages, judgments or liabilities, of any nature, including attorney's fees and costs, known or unknown, absolute or contingent, arising from or relating to Employee's employment or separation from employment. This release includes, without limitation, any and all claims for breach of contract (including the Employment Agreement), wrongful discharge or impairment of economic opportunity, any claims under common law or at equity, claims of defamation or intentional infliction of emotional harm, claims of any tort, claims for reimbursements or commissions, and any and all rights and discrimination claims Employee may have arising under any and all federal, state or local laws or regulations. Employee agrees not to sue or to file any claims or actions against the Released Parties with respect to claims covered by this release and affirms that no such claims or actions are currently pending.

  b)
  As consideration for the obligations undertaken by Employee pursuant to this Agreement, the Company, for itself, its successors and assigns, hereby fully releases, waives and fully discharges Employee from any and all claims, causes of action, suits, demands, damages, judgments or liabilities, of any nature, including attorney's fees and costs, known or unknown, absolute or contingent, arising from or relating to Employee's employment or separation from employment unless such claims, causes of action, suits, demands, damages, judgments or liabilities resulted from Employee's acts or omissions which were (i) grossly negligent, (ii) fraudulent or (iii) intentionally harmful.

        9.    No Disparagement or Encouragement.    Each party agrees not to do anything, and not to make any oral, electronic or written statement to any person (including without limitation any employee, client, customer, supplier, vendor of the Company or the press), that disparages or places in a false or negative light the other party (and in the case of the Company, any of its past or present officers, employees, business, products, services or its relationships); provided, however, that nothing herein shall limit or prohibit either party from cooperating in any truthful manner with any governmental authority or agency or responding truthfully under oath in a legal proceeding. Employee will not encourage any person to file a lawsuit, charge, claim, or complaint against any of the Released Parties. Employee will not assist any person who has filed a lawsuit, charge, claim, or complaint against any of the Released Parties unless Employee is required to render such assistance pursuant to a lawful subpoena or other legal obligation. If Employee is served with any such legal subpoena or becomes subject to any such legal obligation, Employee will provide prompt written notice to the Company in which Employee shall enclose a copy of the subpoena and any other documents describing the legal obligation.

        10.    No Reinstatement or Reemployment.    Employee agrees not to apply for employment or otherwise seek to be hired, rehired, employed, reemployed, or reinstated by the Company or its affiliates and subsidiaries.

        11.    Revocation Period.    Employee has the right to revoke this Agreement for up to seven (7) days after Employee signs it. In order to revoke this Agreement, Employee must sign and send a written notice of the decision to do so, addressed to Chief Executive Officer, Wells-Gardner Electronics Corporation, 9500 West 55th Street, Suite A, McCook, Illinois 60525 and that written notice must be received by the Company no later than the eighth (8th) day after Employee signs this Agreement. If Employee revokes this Agreement, Employee will not be entitled to any of the consideration from the Company described in Paragraph 2 above.

        12.    No Admission.    This Agreement does not constitute an admission by any of the Released Parties and the Company specifically denies that any action or failure to act by any of the Released Parties was wrongful, unlawful, or susceptible of causing any damages or injury to Employee. This Agreement does not constitute an admission by Employee and the Employee specifically denies that any action or failure to act by Employee was wrongful, unlawful, or susceptible of causing any damages or injury to the Company.

        13.    Severability.    Employee acknowledges and agrees that the Restrictive Covenants (as defined below) are reasonable, necessary and valid in duration and geographical scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not be affected thereby and shall be given full effect without regard to the invalid portions. Notwithstanding the foregoing, Employee agrees that if Employee brings a lawsuit, claim, charge, or complaint against the Company, and a court of competent jurisdiction finds that a release or waiver of claims or rights by Employee in Paragraph 8 above is illegal, void or unenforceable, Employee will upon request by the Company promptly sign a release or waiver that is legal and enforceable.

        14.    Rights and Remedies Upon Breach.    If Employee breaches, or threatens to commit a breach of, any of the covenants set forth in Paragraphs 5, 6 or 7 of this Agreement (the "Restrictive Covenants"), the Company shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, including immediate temporary injunctive relief without bond and without the necessity of showing actual monetary damages. It is agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions thereof in any action instituted in any court of the

United States or any state thereof having subject matter jurisdiction, in addition to and not in lieu of, any other remedy to which such party may be entitled, at law or in equity.

        15.    Agreement Inadmissible as Evidence.    This Agreement, its execution, and its implementation may not be used as evidence, and shall not be admissible in any proceeding except one claiming a violation of this Agreement.

        16.    Entire Agreement.    The parties hereby terminate the Employment Agreement dated September 3, 1998, including the restrictive covenants for noncompetition contained therein. This Agreement sets forth the full understanding and agreement of the parties and supersedes any and all other understandings or agreements, written or oral.

        17.    Governing Law and Jurisdiction.    This Agreement shall be governed by and construed in accordance with laws and judicial decisions of the State of Illinois, without regard to its principles of conflicts of laws.

        18.    Knowing and Voluntary Waiver.    Employee specifically agrees as follows:

    a)
    Employee is knowingly and voluntarily entering into this Agreement;

    b)
    Employee acknowledges that the Company is providing benefits in the form of payments and compensation, to which Employee would not otherwise be entitled, as part of the consideration for Employee's entering into this Agreement;

    c)
    Employee is hereby advised by the Company to consult with an attorney before signing this Agreement;

    d)
    Employee understands that he has a period of forty-five (45) days from the date a copy of this Agreement is provided to Employee in which to consider and sign the Agreement (during which the offer will remain open), and that Employee has an additional seven (7) days after signing this Agreement within which to revoke acceptance of the Agreement; and,

    e)
    If during the seven (7) day revocation period Employee should revoke acceptance of the Agreement, then this Agreement shall be void.

        19.    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

WELLS-GARDNER ELECTRONICS CORPORATION		MARK E. KOMOROWSKI

By:	/s/ ANTHONY SPIER	/s/ MARK E. KOMOROWSKI
Its: CEO
Dated: 6/3/02		Dated: 6/3/02

Attachment A
Stock Options of Employee

Grant Date	Number of Shares	Exercise Price
2/18/97	18,233	$3.07
6/16/98	18,233	3.80
1/4/99	4,559	2.15
2/16/00	13,892	3.34
2/7/01	13,230	2.37
2/11/02	12,600	2.66

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SEPARATION AGREEMENT AND GENERAL RELEASE